Exhibit 10.39

                       KEY EXECUTIVE EMPLOYMENT AGREEMENT
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     THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), effective August
9, 2008, is between ENGlobal Corporation, a Nevada corporation (the "Company"), and R. David Kelley, a resident of Brookshire, Texas (the "Executive"). The Company and the Executive agree as follows:

     1. Employment, Duties and Acceptance.

          1.1 Employment by the Company. The Company agrees to employ the Executive as Senior Vice President of Administrative Services and also in a business development capacity for the duration of the Employment Term (as defined in Section 2), to render such services and to perform such duties as are normally associated with and inherent in the executive capacity in which the Executive will be serving, as well as such other duties, which are not inconsistent with the Executive's position with the Company, as shall from time to time reasonably be assigned to him by the Board of Directors of the Company (the "Board of Directors").

          1.2 Extent of Service. The Executive agrees to render the services required of him under Section 1.1. During the Employment Term, the Executive shall devote his full business time, attention and energy to the business of the Company and the performance of his duties under this Agreement. The foregoing shall not, however, prohibit the Executive from making and managing personal investments, or from engaging in civic or charitable activities, that do not materially impair the performance of his duties under this Agreement. If appointed or elected, as applicable, the Executive also shall serve during all or any part of the Employment Term as any other officer and/or as a director of the Company or any of its subsidiaries or affiliates, without any additional compensation other than that specified in this Agreement.

          1.3 Place of Performance. The Executive shall be based in the Houston Metropolitan Area, and nothing in this Agreement shall require the Executive to relocate his base of employment or principal place of residence from the Houston Metropolitan Area.

     2. Employment Term. The term of the Executive's employment under this Agreement (the "Employment Term") shall commence on August 9, 2008 (the "Commencement Date"), and shall expire on December 31, 2010, (the "Expiration Date"), unless extended by the Company or earlier terminated as herein provided. At the end of the Employment Term, this Agreement shall be automatically renewed from year to year thereafter, unless (a) Employee's employment has been terminated prior to such day, or (b) not later than 60 days prior to such day, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend further the Expiration Date (and the Employment Term).

     3. Compensation and Other Benefits.

          3.1 Annual Salary. As compensation for services to be rendered under this Agreement, the Company shall pay the Executive a salary (the "Annual Salary"), subject to such increases as the Board of Directors may, in its

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discretion, approve, at a rate of $180,000 per annum. The Executive shall also be eligible, during the Employment Term, to receive such other compensation, whether in the form of cash bonuses, incentive compensation, stock options, stock appreciation rights, restricted stock awards or otherwise (collectively, the "Additional Compensation"), as the Board of Directors (or any committee of the Board) may, in its discretion, approve. The Annual Salary and the Additional Compensation shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as in effect from time to time during the Employment Term, less such deductions as shall be required to be withheld by applicable law and regulations.

          3.2 Participation in Employee Benefit Plans. The Executive shall be permitted, during the Employment Term, if and to the extent he is and continues to meet all applicable eligibility requirements, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other "fringe benefits" of the Company, which may be available to all other similarly situated members of the Company's executive management on generally the same terms.

          3.3 Reimbursement of Business Expenses. The Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his duties under this Agreement, including expenses for travel, food and entertainment. The Company shall reimburse the Executive for all such business expenses if (i) the expenses are incurred by the Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (ii) the Executive provides to the Company a record of and appropriate receipts for (A) the amount of the expense, (B) the date, place and nature of the expense, (C) the business reason for the expense and (D) the names, occupations and other data concerning individuals entertained sufficient to establish their business relationship to the Company. The Company shall have no obligation to reimburse the Executive for expenses that are not incurred and substantiated as required by this Section 3.3.

     4. Restrictive Covenants

          4.1 Covenants Against Competition. On the Commencement Date and during the Employment Term, the Company will provide confidential information to the Executive. The Executive acknowledges that his employer is (i) is engaged in the business of engineering, detailed design, project management, and technical personnel staffing for energy related facilities, including those facilities related to alternative energy, (the "Business"); (ii) the Executive is one of a limited number of persons who has performed a significant role in developing the Business; (iii) the Business is conducted throughout the United States; (iv) the Company will give him possession of, and access to, trade secrets of, and confidential, proprietary information concerning the Business; (v) the agreements and covenants contained in this Section 4 (collectively, the "Restrictive Covenants") are essential to protect the Business and the goodwill of the Company; and (vi) the Restrictive Covenants will not impair his ability to engage in a wide array of other professional activities. Accordingly, the Executive agrees as follows:

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               4.1.1 Competitive Activities. During the Restricted Period, the
Executive shall not (A) engage, anywhere within the Territory (as hereinafter defined), as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor or creditor in or of, whether as an employee, independent contractor, consultant or advisor, in any business that is directly competitive with the Business within the territory surrounding each office or facility (each a "Facility") at which the Executive was employed by the Company within the one-year period immediately preceding the date of the Executive's termination of employment (for purposes of this Section 4.1, the territory surrounding a Facility shall be: (1) the city, town or village in which the Facility is located, (2) the county or parish in which the Facility is located,
(3) the counties or parishes contiguous to the county or parish in which the Facility is located and (4) the area located within 100 miles of the Facility, all of such locations being herein collectively called the "Territory"), or (B) call on any person or entity that at the time is, or at any time within one-year prior to the date of termination of the Executive's employment was, a customer of this Business of the Company for the purpose of soliciting or selling any product or service which is then sold or offered within the Territory by this Business of the Company if the Executive has knowledge of that customer relationship; provided, however, that nothing in this Section 4.1.1 shall prohibit the Executive from owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or over-the-counter market if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own one percent or more of any class of securities of such entity. As used in this Section 4, the term "Restricted Period" means the period beginning on the Commencement Date and ending on the expiration of the Total Severance Benefit Period (as defined in Section 5.5).

               4.1.2 Confidential Information; Personal Relationships. During the Restricted Period and thereafter, the Executive shall keep secret and retain in strict confidence, and shall not use for the benefit of himself or others, all confidential matters of the Company, including, without limitation, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, bidding practices and procedures, operational methods, marketing plans or strategies, project development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of production, manufacture and installation, technical processes, designs and design projects, inventions and research projects of the Company learned by the Executive heretofore or during the Restricted Period. THE OBLIGATION TO KEEP THE COMPANY'S INFORMATION CONFIDENTIAL SHALL CONTINUE IN FULL FORCE AND EFFECT AFTER THE EMPLOYMENT TERM.

               4.1.3 Property of the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof, including such items stored in computer memories, on microfiche or by any other means), made or compiled by or on behalf of the Executive, or made available to the Executive relating to the Company, other than purely personal matters, are and shall be the Company's property and shall be destroyed or delivered to the Company promptly upon the termination of the Executive's employment (whether such termination is for Cause, as hereinafter defined, or otherwise) or at any other time on request of the Company. Upon termination of the Executive's employment, the Company may also request that Executive deliver to the Company a written certification of the Executive's compliance with its obligations under this
Section 4.1.3.

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               4.1.4 Employees of the Company. During the Employment Term and
the Restricted Period, the Executive shall not, directly or indirectly, recruit or solicit any employee of the Company away from the Company or encourage any such employee to terminate his employment with the Company.

               4.1.5 Consultants of the Company. During the Employment Term and the Restricted Period, the Executive shall not, directly or indirectly, recruit or solicit any consultant then under contract with the Company or encourage such consultant to terminate such relationship.

               4.1.6 Acquisition Candidates. During the Employment Term and the Restricted Period, the Executive shall not call on any Acquisition Candidate (as defined below in this Section 4.1.6), with the knowledge of such Acquisition Candidate's status as such, for the purpose of acquiring, or arranging the acquisition of, that Acquisition Candidate by any person or entity other than the Company. "Acquisition Candidate" means any person or entity engaged in any of the businesses of providing engineering services, including planning, design procurement, construction management, in-plant maintenance, field inspection and control system services, and (i) which was called on by the Company in connection with the possible acquisition by the Company of all or any part of that person's or entity's business, or (ii) with respect to which the Company has made an acquisition analysis.

               4.1.7 Agreement Ancillary to Other Agreements. This covenant not to compete is ancillary to and part of other agreements between Company and Executive, including, but not limited to: (i) Company's agreement to disclose, and to continue to disclose its confidential information to Executive; and (ii) Company's agreement to employ Executive for the Employment Term.

          4.2 Rights and Remedies upon Breach. If the Executive breaches or threatens to commit a breach of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

               4.2.1 Injunctive Relief. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

               4.2.2 Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transaction constituting a breach of the Restrictive Covenants.

          4.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected, and the Restrictive Covenants shall be given full effect, without regard to the invalid portions.

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          4.4 Reformation. If any court determines that any Restrictive
Covenant, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

          4.5 Enforceability. The Company and the Executive intend to and hereby confer exclusive jurisdiction to enforce the Restrictive Covenants upon the federal and state courts of Harris County, Texas, without reference to principles governing choice or conflicts of law (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     5. Termination.

          5.1 Termination upon Death. If the Executive dies during the Employment Term, this Agreement shall terminate, except that the Executive's legal representatives, successors, heirs or assigns shall be entitled to receive the Annual Salary, the Additional Compensation and other accrued benefits, if any, earned up to the date of the Executive's death; provided, however, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated thereunder or any other separate written agreement entered into between the Executive and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of the Executive.

          5.2 Termination for Cause. At any time during the Employment Term, the Company shall have the right to terminate the Executive's employment under this Agreement and discharge the Executive for Cause, exercisable upon the service of written notice upon the Executive. If such right is exercised, the Company's obligation to the Executive shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date specified in the Company's notice of termination (which date shall not be retroactive). "Cause" shall mean the determination that (i) after 30 days written notice and a right to cure, Executive has failed to cure a material breach of the terms of this Agreement, (ii) after receipt of a written warning, the Executive has failed or refused to follow the reasonable policies, performance objectives, or directives established by the Board of Directors or executive officers of the Company senior to the Executive, (iii) the Executive has misappropriated money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (iv) the Executive has been convicted of any felony or other serious crime, (v) the Executive's employment performance has been substantially impaired by chronic absenteeism, alcoholism or drug addiction, or (vi) the Executive has exhibited moral turpitude relevant to his office or employment with the Company or any subsidiary or affiliate of the Company.

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          5.3 Termination Without Cause. At any time during the Employment Term, the Company shall have the right to terminate the Executive's employment under this Agreement and discharge the Executive without Cause, exercisable upon the service of written notice to the Executive. If such right is exercised, the Company's obligation to the Executive shall be as set forth in Section 5.5.

          5.4 Termination upon Disability. If during the Employment Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, so that the Executive is unable to substantially perform his services hereunder with reasonable accommodation either for (i) a period of three consecutive months, or (ii) shorter periods aggregating three months during any period of twelve consecutive months, then the Company may at any time after the last day of the three consecutive months of disability, or the day on which the shorter periods of disability equal an aggregate of three months within a period of twelve consecutive months, terminate the Executive's employment hereunder, exercisable upon the service of written notice to the Executive. If such right is exercised, the Company's obligation to the Executive shall be as set forth in Section 5.5.

          5.5 Severance Benefit.

               5.5.1 Initial Severance Benefit Period. If at any time during or after the Employment Term, the Executive's employment by the Company is terminated for any reason other than (i) a termination for Cause, (ii) his voluntary resignation (including in breach of this Agreement), or (iii) his death, then for a period of six months following the date of termination of the Executive's employment (the "Initial Severance Benefit Period"), the Company shall continue to (a) pay to the Executive, in payroll period installments in accordance with the Company's normal payroll policies, the monthly amount of Executive's Annual Salary in effect at the date of termination of his employment, subject to the limitation of Section 5.5.4 and (b) under the same cost sharing arrangements as were in place prior to termination, continue to include the Executive and his eligible dependents under the coverage of all group health, medical and dental insurance policies maintained by the Company during the Initial Severance Benefit Period for the Company's management employees.

               5.5.2 Second Severance Benefit Period. The Company, at its option, which shall be exercisable by a written notice sent to the Executive at least 30 days prior to the expiration of the Initial Severance Benefit Period, may elect to extend the Initial Severance Benefit Period for a period of an additional six months following the expiration of the Initial Severance Benefit Period (the "Second Severance Benefit Period"). If the Company so elects to extend the Initial Severance Benefit Period, the Company, during the Second Severance Benefit Period shall (i) pay to the Executive, in payroll period installments in accordance with the Company's normal payroll policies, an amount equal to 50% of the monthly amount of Executive's Annual Salary in effect at the date of termination of his employment, subject to the limitation of Section
5.5.4 and (ii) under the same cost sharing arrangements as were in place prior to termination, continue to include the Executive and his eligible dependants under the coverage of all group health, medical and dental insurance policies maintained by the Company during the Second Severance Benefit Period, for the Company's management employees.

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               5.5.3 Total Severance Benefit Period. For purposes of Section
4.1.1 and elsewhere in this Agreement, the term "Total Severance Benefit Period" means the total period (including the Initial Severance Benefit Period and, if applicable, the Second Severance Benefit Period) during which the Company is obligated to pay and provide, and performs its obligations to pay and provide, severance benefits to the Executive under this Section 5.5.

               5.5.4 Limitation. Notwithstanding the foregoing, the total severance benefits described in this Section 5.5 (other than cost sharing arrangements as were in place prior to termination which continue to include the Executive and his eligible dependents under the coverage of all group health, medical and dental insurance policies maintained by the Company during the Total Severance Benefit Period) shall in no event exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") for the year in which the Executive's employment with the Company is terminated.

     6. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or others as the designated beneficiary (which it may change from time to time), policies for health, accident, disability or other insurance upon the Executive or his life, in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to reasonable medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

     7. Arbitration.

          7.1 Binding Effect. Except as provided in Section 7.2, any and all controversies, claims or disputes by the Executive or the Company relating to the provisions or obligations under this Agreement, or with respect to the employment or termination thereof, shall be submitted to final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. It is the intention of the Executive and the Company that this Arbitration provision shall be enforceable under the Federal Arbitration Act. Venue for any arbitration will lie exclusively in Harris County, Texas

          7.2 Excluded Matters. This Arbitration provision shall not apply to any claims for workers' compensation benefits, unemployment compensation benefits, or claims by the Company for injunctive relief available under this Agreement.

     8. Other Provisions.

          8.1 Section 409A. The benefits provided under Section 5.5 of this Agreement are intended to qualify as benefits from a "separation pay plan" (as such term is defined in Code Section 409A); this Agreement is not intended to provide for the deferral of compensation for purposes of Code Section 409A and the Treasury Regulations issued thereunder. Notwithstanding the preceding sentence, if at the time of payment of any benefits hereunder, the Company determines that this Agreement will not so qualify and will otherwise provide for the deferral of compensation, then (i) Sections 5.5.2 and 5.5.4 of this Agreement shall not be effective, and (ii) if Executive is a "specified

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employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Executive's termination of employment), all amounts that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following Executive's termination of employment shall instead be paid on the first business day after the date that is six months following the date of Executive's termination of employment to the extent such delayed payment is required to comply with the provisions of Section 409A of the Code.

          8.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:


                if to the Company, to:

                        Chairman of the Compensation Committee
                        654 N. Sam Houston Pkwy E., Suite 400
                        Houston, TX 77060-5914

                if to the Executive, to:

                        R. David Kelley
                        33603 Pecan Hill Drive
                        Brookshire, Texas  77423


     Either party may change its address for notice hereunder by notice to the other party.

          8.3 Entire Agreement. This Agreement, contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

          8.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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          8.5 Governing Law; Venue. This Agreement, and all matters related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to principles governing choice or conflicts of law (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Venue shall exclusively lie in the state and federal courts of Harris County, Texas.

          8.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to any of its subsidiaries or affiliates or to any successor by merger or sale of all or substantially all of the Company's assets, without the Executive's consent provided such assignment does not diminish any of the Executive's benefits, rights or obligations hereunder.

          8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.8 Headings; Construction. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Each party has had the opportunity to review this Agreement with an attorney, and the rule of construction that contracts are to be construed against the drafter shall not apply to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written:

                                            ENGLOBAL CORPORATION





                                            By: /s/ William A. Coskey
                                                --------------------------------
                                                 Name:  William A. Coskey
                                                 Title: Chief Executive Officer


                                            EXECUTIVE





                                            /s/ R. David Kelley
                                            ------------------------------------
                                            R. David Kelley



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